Exhibit 10.8

                AMENDED AND RESTATED CLOSING AGREEMENT

     THIS AMENDED AND RESTATED CLOSING AGREEMENT is executed on November 20, 2000 effective as of October 1, 2000 ("Effective Date"), by and between WASTEMASTERS, INC. (the "Purchaser"), a Delaware corporation, WASTEMASTERS, INC. ("WMI"), a Maryland corporation, and GLOBAL ECO-LOGICAL SERVICES, INC. ("Global").

     WHEREAS, the Purchaser, WMI and Global entered into a Lease/Purchase and Management Agreement, dated September 15, 2000 (the "Lease"), wherein WMI leased the following described property, to wit: Tri-State Waste Disposal, Inc., a New Jersey corporation; All Waste Disposal Service, Inc., a Commonwealth of Pennsylvania corporation; and Lisbon Landfill, Inc., a Florida corporation (collectively, hereinafter, the "Corporations");

     WHEREAS, the Lease contained an option to purchase the Corporations, which the Purchaser has exercised;

     WHEREAS, the parties executed a Closing Agreement on October 1, 2000 to evidence the conveyance of the Corporations to the Purchaser; however, the Closing Agreement contained certain mistakes, such as the misidentification of the Purchaser as WasteMasters of Delaware, Inc., and failed to reflect the parties agreement concerning the revocation of the lease/management portions of the Lease, and in particular the ownership of revenues and responsibility for expenses of the Corporations for the period prior to the date of sale, being September 15, 2000 to September 30, 2000, and therefore, the parties have executed this Amended and Restated Closing Agreement more accurately reflect the terms under which the Purchaser is acquiring the Corporations from Global.

     NOW THEREFORE, for the consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, WMI, the Purchaser and Global hereby agree as follows:

1. Payment of Purchase Price for the Corporations. In consideration for the Corporations, and pursuant to the terms of the Option within the Lease, WMI shall deliver unto Global Fifteen Million shares (15,000,000) common stock of WMI (NASDAQ BB: "WAST"). When issued and delivered, the shares will be duly authorized, validly issued, fully paid and nonassessable, free of any preemptive or other similar rights of any person. WMI hereby reaffirms its obligation to file and obtain approval of a registration statement within 120 days to enable Global to dispose of such shares by sale or otherwise. As of the Effective Date, WMI also hereby assumes and agrees to pay those Debentures (as defined in the Lease) as additional consideration for the Corporations.

     2. Transfer and Assignment of Corporations. Global hereby sells, transfers, assigns, delivers and conveys to the Purchaser, its successors and assigns, or its designee, all right, title and interest of Global in and to the common stock of the Corporations, and any claim which Global has against the Corporations (other than any claim for enforcement of the obligations created by this Assignment).

     3. Indemnification of Global. In partial consideration for the assignment of such stock and claims in and against the Corporations to the Purchaser, the Purchaser and WMI hereby agree to indemnify and hold Global and its officers, directors, employees and subsidiaries harmless against any and all such claims or liabilities asserted against Global, including any attorney's fees incurred as a result of such claims or liabilities, arising out of the operation of, or related to, the Corporations whenever incurred, including any liability to vendors, lessors, taxing authorities, or lenders to the Corporations.

     4. Release of Global. In consideration for the transactions effectuated herein, the Corporations hereby release and discharge Global from any claim or liability which they may have against Global, and the Purchaser and WMI hereby agree to indemnify and hold Global harmless against any claim or liability, including attorney's fees incurred in defense of such claim or liability, which the Corporations might have against Global.

     5. Turnover of Books and Records. Global recognizes it will have an obligation to supply audited financial statements for the Corporations through the date of the sale, and that WMI may have an obligation to provide historical audited financial statements for the Corporations. All parties agree to make reasonably available to the other parties all books and records relating to the Corporations to the extent necessary to enable them to satisfy their reporting obligations under the Securities Exchange Act of 1934.

     6. Revocation of Lease/Management. The parties hereby revoke and rescind all portions of the Lease to the extent they relate to the management or lease of the Corporations prior to the Effective Date.

     7. Survival of Assignment. The provisions of this Assignment shall survive the consummation of the transactions provided for herein.

     8. Governing Law. This instrument shall be construed and enforced in accordance with and governed by the laws of the State of Georgia.

     9. Binding Effect. This instrument shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

     10. Time of the Essence. WMI realizes time is of the essence with reference to the shares delivered to Global, and that in no case shall registration extend beyond 120 days from the date of this Agreement.

     IN WITNESS WHEREOF, Assignor and Assignee have executed and sealed this Assignment as of the day and year first above written.

WASTEMASTERS, INC., a Delaware corporation


/s/ Greg Holsted
By: Greg Holsted, Secretary

GLOBAL ECO-LOGICAL SERVICES, INC.


/s/ Richard D. Tuorto, Sr.
Richard D. Tuorto, Sr., President


Agreed and Assented to:

WASTEMASTERS, INC., a Maryland corporation


/s/ Greg Holsted
By: Greg Holsted, Secretary